EXHIBIT 23.1


                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation of our report dated May 8, 2001, appearing in the Annual Report on Form 10-KSB of Infinity, Inc. for the nine month transition period ended December 31, 2001 in the following Registration
Statements:

Form      SEC File Number   Name of Plan              Date of Filing
----      ---------------   ------------              --------------

S-8       33-90878          Stock option plan         March 31, 1995
S-8       333-31950         1999 Stock option plan    March 8, 2000
S-8       333-44898         2000 Stock option plan    August 31, 2000
S-8       333-71590         2001 Stock option plan    October 15, 2001
S-3       333-52742         Selling shareholders      December 26, 2000
S-3       333-69292         8% Convertible notes      December 10, 2001





/s/ Sartain Fischbein & Co.

Sartain Fischbein & Co.

Denver, Colorado
April 1, 2002